--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

       Date of Report (Date of earliest event reported) November 19, 2001

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967
 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)




          -----------------------------------------------------------
         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (3 pages) and Financial Information Release (9 pages), both dated November 19, 2001, related to the fiscal 2002 second quarter ended October 28, 2001.

Forward  Looking  Information.  This  Report  contains  statements  that  may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.



                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     -----------------
                                     Executive Vice President and
                                     Chief Financial Officer






Dated:   November 19, 2001

FOR IMMEDIATE RELEASE

                  CULP REPORTS IMPROVED SECOND QUARTER EARNINGS
                             ----------------------
                    STRONGER CASH POSITION REFLECTS BENEFITS
              OF BALANCE SHEET MANAGEMENT AND RESTRUCTURING ACTIONS

HIGH POINT, N. C. (Nov. 19, 2001) - Culp, Inc. (NYSE: CFI) today reported improved earnings compared with a year ago and a significant strengthening in its cash position for the second quarter of its 2002 fiscal year. The company said that excluding restructuring-related charges, net income for the second quarter was $1.0 million, or $0.09 per share diluted, up from net income a year ago of $342,000, or $0.03 per share. Culp said that net income for the second quarter included bad debt expense of $1.4-million ($0.08 per share after taxes), up from $112,000 a year ago. Culp indicated that it continues to expect to operate profitably for fiscal 2002 as a whole, excluding restructuring and related charges.

     For the three months ended October 28, 2001, Culp reported net sales of $96.4 million compared with $111.0 million a year ago. Including restructuring-related charges, the company reported net income for the second quarter of $857,000 or $0.08 per share diluted.

     The results for the second quarter brought net sales for the first half of fiscal 2002 to $182.9-million compared with $212.9 million a year ago. Excluding restructuring and related charges, Culp reported a loss for the first half of fiscal 2002 of $375,000, or $0.03 per share diluted, compared with a net loss of $1.4 million, or $0.13 per share diluted, in the year-earlier period. Including restructuring and related charges, the Company reported a loss for the first half of fiscal 2002 of $2.0-million, or $0.18 per share diluted. Culp indicated that bad debt expense for the first half of fiscal 2002 totaled $2.2 million ($0.13 per share after taxes) versus $157,000 in the year-earlier period.

     "In an especially challenging business environment, Culp is demonstrating the value of the actions we have taken to reduce costs and strengthen our balance sheet," remarked Robert G. Culp, III, chief executive officer. Although sales for the second quarter were 13% lower than a year ago, we still reported a meaningful improvement in profitability. We also achieved sufficient cash flow from operations to increase our cash position to $8.6 million at the close of the second quarter, up significantly from $1.2 million at the end of fiscal 2001. Our strategic goal remains to continue enhancing the value and service we provide customers, which ultimately is the key to driving a long-term recovery in our profitability. Although there is considerable uncertainty about the immediate trend in demand, we remain optimistic about operating profitably for fiscal 2002 as a whole, excluding restructuring and related charges.

     "This is proving to be a period of significant change in the home furnishings industry. Several of the largest retail chains have not had sufficient financial liquidity to survive and have had to close. This, in turn, has affected the furniture and bedding manufacturers that we serve. We have been working hard to minimize the impact of this industry-wide slowdown on Culp but have still had to recognize considerably higher credit losses in fiscal 2002 due principally to specific problems that two residential furniture customers and one bedding manufacturer have experienced. Culp's overall receivable position does not mirror our experience with these three customers; and based on current facts and trends, we believe our bad debt reserves are adequate."

     Culp added, "One of the structural benefits of the capacity consolidations that we completed during the first half is a more cohesive organization. Linking our design resources more closely with our manufacturing and distribution facilities is helping us adjust to changes in styles and market needs faster with more reliable service. This extends throughout our entire product line of upholstery fabrics and mattress ticking.

     "As we started fiscal 2002, we knew that it would be imperative to manage our working capital and other key components of our balance sheet even more closely to minimize the impact of the industry-wide slowdown on our financial position. Our performance in terms of building liquidity for the second quarter extended the momentum from the first period. Our debt of $110.6 million at the close of the quarter was down $16.0 million from a year ago and was $27.0 million below our long-term borrowings of $137.5 million at the close of fiscal 2000, 18 months ago. Our capital expenditures for fiscal 2002 remain targeted at approximately $4 million, compared with $8.1 million in fiscal 2001."

     Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.



                                   CULP, INC.
                         Condensed Financial Highlights
                                  (Unaudited)
                                                    Three Months Ended
                                             -------------------------------
                                               October 28,       October 29,
                                                  2001              2000
                                             --------------    -------------
Net sales                                    $   96,400,000    $ 110,981,000
Net income                                   $      857,000    $     342,000
Net income per share:
  Basic                                      $         0.08    $        0.03
  Diluted                                    $         0.08    $        0.03
Net income per diluted share, excluding
  restructuring and related charges*         $         0.09    $        0.03
Average shares outstanding:
  Basic                                          11,221,000       11,209,000
  Diluted                                        11,281,000       11,270,000


                                                    Six Months Ended
                                             -------------------------------
                                               October 28,       October 29,
                                                  2001              2000
                                             ---------------   -------------
Net sales                                    $  182,863,000    $ 212,859,000
Net (loss)                                   $   (2,025,000)   $  (1,414,000)
Net (loss) per share:
  Basic                                      $        (0.18)   $       (0.13)
  Diluted                                    $        (0.18)   $       (0.13)
Net (loss) per diluted share, excluding
  restructuring and related charges*         $        (0.03)   $       (0.13)
Average shares outstanding:
  Basic                                          11,221,000       11,209,000
  Diluted                                        11,221,000       11,209,000


* Excludes restructuring and related charges of $0.2 million ($0.1 million, or $0.01 per share diluted, after taxes) in the second quarter of fiscal 2002 and $2.5 million ($1.6 million or $0.15 per share diluted, after taxes) for the first half of fiscal 2002.



                                      - END -

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 28, 2001 AND OCTOBER 29, 2000
                (Amounts in Thousands, Except for Per Share Data)

                                                              THREE MONTHS ENDED (UNAUDITED)
                                         -------------------------------------------------------------------------
                                                  Amounts                                   Percent of Sales
                                         ---------------------------                   ---------------------------
                                          October 28,   October 29,     % Over
                                             2001          2000         (Under)           2002          2001
                                         ------------- -------------  ------------     ------------  -------------
Net sales                             $        96,400       110,981       (13.1) %           100.0 %       100.0 %
Cost of sales                                  80,858        94,094       (14.1) %            83.9 %        84.8 %
                                         ------------- -------------  ------------     ------------  -------------
        Gross profit                           15,542        16,887        (8.0) %            16.1 %        15.2 %

Selling, general and
  administrative expenses                      11,550        13,491       (14.4) %            12.0 %        12.2 %
Restructuring expense                               0             0         0.0  %             0.0 %         0.0 %
                                         ------------- -------------  ------------     ------------  -------------
        Income from operations                  3,992         3,396        17.6  %             4.1 %         3.1 %

Interest expense                                1,963         2,285       (14.1) %             2.0 %         2.1 %
Interest income                                   (34)          (15)      126.7  %            (0.0)%        (0.0)%
Other expense (income), net                       765           575        33.0  %             0.8 %         0.5 %
                                         ------------- -------------  ------------     ------------  -------------
        Income before income taxes              1,298           551       135.6  %             1.3 %         0.5 %

Income taxes  *                                   441           209       111.0  %            34.0 %        37.9 %
                                         ------------- -------------  ------------     ------------  -------------
        Net income                    $           857           342       150.6  %             0.9 %         0.3 %
                                         ============= =============  ============     ============  =============

Net income per share                            $0.08         $0.03       166.7  %
Net income per share, assuming dilution         $0.08         $0.03       166.7  %
Net income per share, excluding
  restructuring and related charges  **         $0.09         $0.03       200.0  %
Average shares outstanding                     11,221        11,209         0.1  %
Average shares outstanding, assuming dilution  11,281        11,270         0.1  %



                                                               SIX MONTHS ENDED (UNAUDITED)
                                         -------------------------------------------------------------------------
                                                  Amounts                                   Percent of Sales
                                         ---------------------------                   ---------------------------
                                         October 28,   October 29,      % Over
                                             2001          2000         (Under)           2002          2001
                                         ------------- -------------  ------------     ------------  -------------
Net sales                             $       182,863       212,859      (14.1) %           100.0 %       100.0 %
Cost of sales                                 156,532       181,798      (13.9) %            85.6 %        85.4 %
                                         ------------- -------------  ------------     ------------  -------------
        Gross profit                           26,331        31,061      (15.2) %            14.4 %        14.6 %

Selling, general and
  administrative expenses                      22,785        27,269      (16.4) %            12.5 %        12.8 %
Restructuring expense                           1,303             0      100.0  %             0.7 %         0.0 %
                                         ------------- -------------  ------------     ------------  -------------
        Income from operations                  2,243         3,792      (40.8) %             1.2 %         1.8 %

Interest expense                                4,031         4,608      (12.5) %             2.2 %         2.2 %
Interest income                                   (57)          (22)     159.1  %            (0.0)%        (0.0)%
Other expense (income), net                     1,337         1,316        1.6  %             0.7 %         0.6 %
                                         ------------- -------------  ------------     ------------  -------------
        Loss before income taxes               (3,068)       (2,110)     (45.4) %            (1.7)%        (1.0)%

Income taxes  *                                (1,043)         (696)     (49.9) %            34.0 %        33.0 %
                                         ------------- -------------  ------------     ------------  -------------

        Net loss                      $        (2,025)       (1,414)     (43.2) %            (1.1)%        (0.7)%
                                         ============= =============  ============     ============  =============

Net loss per share                             ($0.18)       ($0.13)     (38.5) %
Net loss per share, assuming dilution          ($0.18)       ($0.13)     (38.5) %
Net (loss) per share, excluding
  restructuring and related charges  **        ($0.03)       ($0.13)      76.9  %
Average shares outstanding                     11,221        11,209        0.1  %
Average shares outstanding, assuming dilution  11,221        11,209        0.1  %


* Percent of sales column is  calculated  as a % of income  (loss) before income taxes.
** Excludes  restructuring  and related  charges of $0.2 million  ($0.1 million or $.01 per share  diluted,  after taxes)
   in the second quarter of 2002, and $2.5 million ($1.6 million or $.15 per share diluted, after taxes) year to date in 2002.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
               OCTOBER 28, 2001, OCTOBER 29, 2000, APRIL 29, 2001
                                    Unaudited
                             (Amounts in Thousands)


                                                          Amounts                                Increase
                                               --------------------------------------           (Decrease)
                                                    October 28,        October 29,     -------------------------------   * April 29,
                                                       2001                2000            Amount          Percent           2001
                                                --------------------  ---------------  ---------------     -----------   -----------
Current assets
       Cash and cash investments              $               8,590              744           7,846       1,054.6  %          1,207
       Accounts receivable                                   49,402           63,991         (14,589)        (22.8) %         57,849
       Inventories                                           60,814           72,967         (12,153)        (16.7) %         59,997
       Other current assets                                   9,851           11,003          (1,152)        (10.5) %          7,856
                                                --------------------  ---------------  ---------------     -----------   -----------
                  Total current assets                      128,657          148,705         (20,048)        (13.5) %        126,909

Property, plant & equipment, net                            105,697          120,023         (14,326)        (11.9) %        112,322
Goodwill                                                     47,781           49,176          (1,395)         (2.8) %         48,478
Other assets                                                  1,682            6,508          (4,826)        (74.2) %          1,871
                                                --------------------  ---------------  ---------------     -----------   -----------

                  Total assets                $             283,817          324,412         (40,595)        (12.5) %        289,580
                                                ====================  ===============  ===============     ===========   ===========


Current liabilities
       Current maturities of long-term debt   $               3,136            1,678           1,458          86.9  %          2,488
       Accounts payable                                      25,870           30,351          (4,481)        (14.8) %         27,371
       Accrued expenses                                      17,196           22,404          (5,208)        (23.2) %         17,153
       Income taxes payable                                       0                0               0           0.0  %          1,268
                                                --------------------  ---------------  ---------------     -----------   -----------
                  Total current liabilities                  46,202           54,433          (8,231)        (15.1) %         48,280

Long-term debt                                              107,447          125,079         (17,632)        (14.1) %        109,168

Deferred income taxes                                        10,330           17,459          (7,129)        (40.8) %         10,330
                                                --------------------  ---------------  ---------------     -----------   -----------
                  Total liabilities                         163,979          196,971         (32,992)        (16.7) %        167,778

Shareholders' equity                                        119,838          127,441          (7,603)         (6.0) %        121,802
                                                --------------------  ---------------  ---------------     -----------   -----------

                  Total liabilities and
                  shareholders' equity        $             283,817          324,412         (40,595)        (12.5) %        289,580
                                                ====================  ===============  ===============     ===========   ===========

Shares outstanding                                           11,221           11,209              12           0.1  %         11,221
                                                ====================  ===============  ===============     ===========   ===========


*  Derived from audited financial statements.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX MONTHS ENDED OCTOBER 28, 2001 AND OCTOBER 29, 2000
                                    Unaudited
                             (Amounts in Thousands)

                                                                                SIX MONTHS ENDED
                                                                        ----------------------------------
                                                                                    Amounts
                                                                        --------------------------------
                                                                          October 28,      October 29,
                                                                             2001             2000
                                                                        ---------------  ---------------
Cash flows from operating activities:
     Net loss                                                          $        (2,025)          (1,414)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
            Depreciation                                                         8,871           10,043
            Amortization of intangible assets                                      785              798
            Amortization of deferred compensation                                   39              125
            Restructuring expense                                                1,303                0
            Changes in assets and liabilities:
                Accounts receivable                                              8,447           11,232
                Inventories                                                       (817)           1,504
                Other current assets                                            (2,006)            (654)
                Other assets                                                       (17)             241
                Accounts payable                                                 2,522             (859)
                Accrued expenses                                                (1,067)             171
                Income taxes payable                                            (1,268)               0
                                                                        ---------------  ---------------
                    Net cash provided by operating activities                   14,767           21,187
                                                                        ---------------  ---------------
Cash flows from investing activities:
     Capital expenditures                                                       (2,288)          (3,659)
     Purchase of investments to fund deferred compensation liability                 0             (200)
                                                                        ---------------  ---------------
                    Net cash used in investing activities                       (2,288)          (3,859)
                                                                        ---------------  ---------------
Cash flows from financing activities:
     Principal payments on long-term debt                                       (1,073)         (10,729)
     Change in accounts payable-capital expenditures                            (4,023)          (6,077)
     Dividends paid                                                                  0             (785)
                                                                        ---------------  ---------------
                    Net cash used in financing activities                       (5,096)         (17,591)
                                                                        ---------------  ---------------

Increase (decrease) in cash and cash investments                                 7,383             (263)

Cash and cash investments at beginning of period                                 1,207            1,007
                                                                        ---------------  ---------------

Cash and cash investments at end of period                            $          8,590              744
                                                                        ===============  ===============

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                OCTOBER 28, 2001


                                                       FISCAL 01                       FISCAL 02
                                                     -----------   ------------------------------------------------   -------------
                                                        Q2              Q1            Q2          Q3        Q4           LTM (3)
                                                     -----------   ------------------------------------------------   -------------
INVENTORIES
       Inventory turns                                      5.1              5.1          5.4

RECEIVABLES
       Days sales in receivables                             52               51           47
       Percent current & less than 30
         days past due                                    94.7%            91.9%        92.7%

WORKING CAPITAL
       Current ratio                                        2.7              2.8          2.8
       Working capital turnover (2)                         4.2              4.1          4.1
       Operating working capital (2)                   $106,607          $86,586      $84,346

PROPERTY, PLANT & EQUIPMENT
       Depreciation rate                                   7.9%             7.2%         7.1%
       Percent property, plant &
         equipment are depreciated                        52.6%            56.2%        58.1%
       Capital expenditures                              $8,050 (1)       $1,602         $686

PROFITABILITY
       Return on average total capital                     2.7%           (2.7%)         3.7%                               (1.1%)
       Return on average equity                            1.1%           (9.6%)         2.9%                               (6.8%)
       Net income (loss) per share                        $0.03          ($0.26)        $0.08                              ($0.80)
       Net income (loss) per share (diluted)              $0.03          ($0.26)        $0.08                              ($0.80)
       Net income (loss) per share, excluding
         restructuring and related charges (5)            $0.03          ($0.12)        $0.09                              ($0.20)

LEVERAGE
       Total liabilities/equity                          155.9%           136.6%       136.8%
       Funded debt/equity                                100.3%            93.1%        92.3%
       Funded debt/capital employed                       50.1%            48.2%        48.0%
       Funded debt                                     $126,757         $110,652     $110,583
       Funded debt/EBITDA (LTM) (4)                        3.59             4.26         4.26

OTHER
       Book value per share                              $11.27           $10.59       $10.68
       Employees at quarter end                           3,623            3,018        3,000
       Sales per employee (annualized)                 $121,000         $113,000     $128,000
       Capital employed                                $253,096         $229,461     $230,421
       Effective income tax rate                          37.9%            34.0%        34.0%
       EBITDA (4)                                        $8,203           $4,731       $8,315                             $25,945
       EBITDA/net sales (4)                                7.4%             5.5%         8.6%                                6.8%

  (1) Expenditures for entire year
  (2) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (3) LTM represents "Latest Twelve Months"
  (4) EBITDA includes earnings before interest, income taxes, depreciation, amortization,  all restructuring and related charges and certain non-cash charges, as defined by the company's credit agreement.
  (5) Excludes restructuring and related charges in the second quarter of 2002 of $0.2 million ($0.1 million or $0.01 per share diluted, after taxes) and $9.9 million ($6.6 million or $0.60 per share diluted, after taxes) for the last twelve months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                             SALES BY PRODUCT GROUP
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 28, 2001 AND OCTOBER 29, 2000
                             (Amounts in thousands)

                                                            THREE MONTHS ENDED (UNAUDITED)
                                       ------------------------------------------------------------------
                                                Amounts                           Percent of Total Sales
                                       --------------------------               -------------------------
                                       October 28,   October 29,     % Over
Product Group                             2001          2000        (Under)         2002         2001
------------------------------------   ------------  ------------  -----------  -----------  ------------
Upholstery Fabrics
    Culp Decorative Fabrics         $       38,492        46,792    (17.7) %        39.9 %       42.2 %
    Culp Velvets/Prints                     30,354        32,073     (5.4) %        31.5 %       28.9 %
    Culp Yarn                                1,532         4,134    (62.9) %         1.6 %        3.7 %
                                       ------------  ------------  -----------  -----------  ------------
                                            70,378        82,999    (15.2) %        73.0 %       74.8 %

Mattress Ticking
    Culp Home Fashions                      26,022        27,982     (7.0) %        27.0 %       25.2 %
                                       ------------  ------------  -----------  -----------  ------------

                                  * $       96,400       110,981    (13.1) %       100.0 %      100.0 %
                                       ============  ============  ===========  ===========  ============





                                                             SIX MONTHS ENDED (UNAUDITED)
                                       ------------------------------------------------------------------
                                                Amounts                           Percent of Total Sales
                                       --------------------------               -------------------------
                                       October 28,   October 29,     % Over
Product Group                             2001          2000        (Under)        2002         2001
------------------------------------   ------------  ------------  -----------  -----------  ------------
Upholstery Fabrics
    Culp Decorative Fabrics         $       73,652        88,325    (16.6) %        40.3 %       41.5 %
    Culp Velvets/Prints                     55,875        62,147    (10.1) %        30.5 %       29.2 %
    Culp Yarn                                2,498         7,453    (66.5) %         1.4 %        3.5 %
                                       ------------  ------------  -----------  -----------  ------------
                                           132,025       157,925    (16.4) %        72.2 %       74.2 %

Mattress Ticking
    Culp Home Fashions                      50,838        54,934     (7.5) %        27.8 %       25.8 %
                                       ------------  ------------  -----------  -----------  ------------

                                  * $      182,863       212,859    (14.1) %       100.0 %      100.0 %
                                       ============  ============  ===========  ===========  ============


* U.S. sales were $82,280 and $87,022 for the second quarter of fiscal 2002 and fiscal 2001, respectively; and $154,079 and $169,312 for the six months of fiscal 2002 and 2001, respectively. The percentage decrease in U.S. sales was 5.4% for the second quarter and a decrease of 9.0% for the six months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
 FOR THE THREE MONTHS AND SIX MONTHS ENDED OCTOBER 28, 2001 AND OCTOBER 29, 2000
                             (Amounts in thousands)


                                                          THREE MONTHS ENDED (UNAUDITED)
                                    --------------------------------------------------------------------
                                              Amounts                           Percent of Total Sales
                                    -----------------------------             --------------------------
                                     October 28,    October 29,    % Over
      Geographic Area                   2001            2000       Under)         2002            2001
-----------------------------       -------------- -----------  ----------    ------------    ----------
North America (Excluding USA)      $        8,379       9,556    (12.3) %        59.3 %         39.9 %
Europe                                        938       1,807    (48.1) %         6.6 %          7.5 %
Middle East                                 1,311       5,489    (76.1) %         9.3 %         22.9 %
Far East & Asia                             2,891       5,590    (48.3) %        20.5 %         23.3 %
South America                                 177         279    (36.6) %         1.3 %          1.2 %
All other areas                               424       1,238    (65.8) %         3.0 %          5.2 %
                                    -------------- -----------  ----------    ------------    ----------

                                   $       14,120      23,959    (41.1) %       100.0 %        100.0 %
                                    ============== ===========  ==========    ============    ==========



                                                           SIX MONTHS ENDED (UNAUDITED)
                                    --------------------------------------------------------------------
                                              Amounts                           Percent of Total Sales
                                    -----------------------------             --------------------------
                                     October 28,    October 29,   % Over
      Geographic Area                   2001            2000      (Under)         2002            2001
-----------------------------       -------------- -----------  ----------    ------------    ----------
North America (Excluding USA)  $           16,410      17,951     (8.6) %        57.1 %         41.2 %
Europe                                      1,643       3,259    (49.6) %         5.7 %          7.5 %
Middle East                                 4,214      10,532    (60.0) %        14.6 %         24.2 %
Far East & Asia                             5,483       8,826    (37.9) %        19.0 %         20.3 %
South America                                 336         585    (42.6) %         1.2 %          1.3 %
All other areas                               698       2,394    (70.8) %         2.4 %          5.5 %
                                    -------------- -----------  ----------    ------------    ----------

                               $           28,784      43,547    (33.9) %       100.0 %        100.0 %
                                    ============== ===========  ==========    ============    ==========


International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); fiscal 1999-$113,354 (23%); fiscal 2000-$111,104 (23%); and fiscal
2001-$77,824 (19%). International sales for the second quarter represented 14.6% and 21.6% for 2002 and 2001, respectively. Year-to-date international sales represented 15.7% and 20.5% of total sales for 2002 and 2001, respectively.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
        for the three months ended October 28, 2001 and October 29, 2000


INCOME STATEMENT COMMENTS

     GENERAL - For the second quarter, net sales decreased 13.1% to $96.4 million; and the company reported net income of $857,000, or $0.08 per share diluted, (based on 11,281,000 average shares outstanding) versus net income of $342,000, or $0.03 per share diluted, (based on 11,270,000 average shares outstanding) in the second quarter of fiscal 2001. For the first six months of fiscal 2002, net sales decreased 14.1% to $182.9 million, and the company reported a net loss $2.0 million, or $0.18 per share diluted (based on 11,221,000 average shares outstanding), versus a net loss of $1.4 million, or $0.13 per share diluted (based on 11,209,000 average share outstanding during the period), a year ago. As described below in "SG&A EXPENSES," a significant factor affecting the second quarter and first half was bad debt expense of $1.4 million and $2.2 million, respectively ($0.08 and $0.13 per share, respectively, on an after-tax basis). This compares with bad debt expense of $112,000 and $157,000 for the second quarter and first half of 2001, respectively. Excluding restructuring and related charges, earnings would have been $1.0 million, or $0.09 per share diluted, for the second quarter, and the loss for the first six months of fiscal 2002 would have been $375,000, or ($0.03) per share diluted.

     The company's long-term, strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking. Through its extensive manufacturing capabilities, the company competes in most major categories except leather;

     Diverse Customer Base - maintaining a diverse customer base. The company has long-standing relationships with most major upholstery furniture manufacturers. Ownership of resources in the home furnishings industry is becoming increasingly concentrated, and the company has successfully been able to capitalize on its size and product breadth to supply more of the needs of existing customers. Culp is pursuing opportunities in other end-use markets in addition to U.S. residential furniture and bedding, such as international, commercial furniture and juvenile furniture;

     Design Innovation - supplying fabrics that are fashionable and match current consumer preferences. The company's principal design resources are consolidated in a single facility that has advanced computer-assisted design systems and promotes sharing of innovative designs across product lines. Culp encourages active customer involvement in the entire design process; and

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies, quality, supply availability and efficiencies that can be gained by producing the raw material components that are used in the manufacture of its products.

RESTRUCTURING ACTIONS - During fiscal 2001, the company initiated a restructuring plan intended to lower operating expenses, increase manufacturing utilization, raise productivity and position the company to operate profitably within the current environment of reduced demand. The plan involved the consolidation of certain fabric manufacturing capacity within the Culp
Decorative Fabrics division, closing one of the company's four yarn manufacturing plants within Culp Yarn, and an extensive reduction in selling, general and administrative expenses. The company also recognized certain inventory write-downs related to the closed facilities as part of this initiative. The total charge from the restructuring, cost reduction and inventory write-down initiatives was $9.9 million, about $3.6 million of which represented non-cash items. The company recognized $7.4 million of restructuring and related charges during fiscal 2001, and $2.5 million in the first half of fiscal 2002. For the second quarter, restructuring- related charges totaled $0.2 million and were recorded in "Cost of sales." For the first six months of fiscal 2002, restructuring and related charges were recorded as $1.3 million in the line item "Restructuring expense" and $1.2 million in "Cost of sales." The costs reflected in "Cost of sales" are principally related to the relocation of manufacturing equipment. The company plans to realize annualized cost reductions of at least $14 million when the full benefit of this program is realized. Management believes the company now has a sound footprint of efficient, world-class facilities utilizing state-of-the-art equipment that position Culp well to meet the demands by manufacturers for shorter lead times, reliable delivery schedules and appealing designs.

     NET SALES - Compared with fiscal 2001, upholstery fabric sales for the second quarter of fiscal 2002 decreased 15.2% to $70.4 million, and decreased 16.4% to $132 million for the first six months of fiscal 2002 (See Sales by Product Group schedule on Page 5). Reflecting a continuation of the trends identified in the first quarter, the upholstery fabric sales decrease in the second quarter represents: (1) a sharp reduction (44.2%, or $8.4 million) in international sales, principally reflecting the high value of the U.S. dollar relative to international currencies; (2) a decrease in external yarn sales (62.9% or $2.6 million) due to the company's internal consumption of more of the yarn division's output and exit from certain yarn businesses as part of the restructuring plan; and (3) a decrease in sales to contract furniture customers ($1.4 million). Sales to U.S. residential furniture manufacturers in the second quarter of fiscal 2002 decreased only $0.2 million compared with the second quarter of fiscal 2001. The company believes that it is improving its market share in the U.S. residential market because of well-received fabric placements in the Culp Decorative Fabrics and Culp Velvets/Prints product groups.

Compared with fiscal 2001, mattress ticking sales for the second quarter of fiscal 2002 decreased 7.0% to $26 million, and decreased 7.5% to $50.8 million for the first six months of fiscal 2002. The sales decrease in mattress ticking reflects an overall slowdown in industry-wide demand for bedding in the U.S.

     GROSS PROFIT - Gross profit included restructuring-related charges of $0.2 million. Excluding these charges, gross profit declined 7.0% for the second quarter of fiscal 2002 compared with the year-earlier period but increased as a percentage of net sales from 15.2% to 16.3%. The increase in gross profit percentage reflects the benefit of the restructuring steps and other actions that have been taken to reduce expenses. The company achieved higher gross margins in each of its product groups except for Culp Decorative Fabrics ("CDF"). The principal factors affecting CDF have been higher cost variances due to lower sales volume and lower manufacturing productivity due to the consolidation activities that have been concentrated within CDF. The productivity of CDF during the second quarter improved from the first quarter, and Culp expects that positive trend to continue during the second fiscal half.

     SG&A EXPENSES - Reflecting the impact of the company's actions to reduce expenses, SG&A expenses for the second quarter declined 14.4% from the prior year. SG&A expenses in the second quarter included bad debt expense of $1.4 million compared with $112,000 in the year-earlier period. Without the additional bad debt expense, SG &A expenses were reduced by $3.3 million, or 24.8%, and were 10.5% of net sales. For the first six months of fiscal 2002, bad debt expense totaled $2.2 million. Without the additional bad debt expense, SG&A expenses for the first six months were reduced by $6.7 million, or 24.5%, and were 11.3% of net sales. The increase in bad debt expense from a year ago reflects primarily write-offs of one bedding and two residential furniture customers.

     INTEREST EXPENSE - Interest expense for the second quarter declined 14.1% from $2.3 million to $2.0 million due to significantly lower borrowings outstanding, offset somewhat by a substantial increase in interest rates.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the second quarter of fiscal 2002 totaled $765,000 compared with $575,000 in the prior year. The increase reflects the accrual for certain litigation expenses, offset by the elimination of the nonqualified deferred compensation plan terminated in January 2001 as a part of the company's cost reduction initiatives.

     INCOME TAXES - The effective tax rate for the first half of fiscal 2002 was 34.0% compared with 33.0% for the year-earlier period.


     EBITDA - EBITDA for the second quarter of fiscal 2002 was $8.3 million compared with $8.2 million for the second quarter of last year, and was $13.0 million for the first half of fiscal 2002 compared with $13.3 million in the year-earlier period. EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges and certain non-cash charges, as defined by the company's credit agreement.


BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS - Cash and cash investments as of October 28, 2001 increased to $8.6 million from $1.2 million at fiscal year end, reflecting cash flow from operations of $14.8 million for the first half of fiscal 2002, which exceeded capital expenditures of $2.3 million and debt repayment of $5.1 million.

     WORKING CAPITAL - Accounts receivable as of October 28, 2001 decreased 22.8% from the year-earlier level, due principally to the decline in sales and the company's focus on sustaining a liquid working capital position. Days sales outstanding totaled 47 days at October 28, 2001 compared with 52 a year ago. The aging of accounts receivable was 92.7% current and less than 30 days past due versus 94.7% a year ago. Inventories at the close of the second quarter decreased 16.7% from a year ago. Inventory turns for the second quarter were 5.4 versus 5.1 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $84.3 million at October 28, 2001, down from $106.6 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - Capital spending for the six months of fiscal 2002 decreased to $2.3 million. The company's budget for capital spending for fiscal 2002 is $4.0 million, compared with $8.1 million in fiscal 2001. Depreciation for the second quarter of fiscal 2002 totaled $4.4 million.

     LONG-TERM DEBT - The company has reduced funded debt by $16.2 million or 12.8% from the second quarter of last year. Funded debt equals long-term debt plus current maturities. Funded debt was $110.6 million at October 28, 2001, compared with $126.8 million a year ago and $111.7 million at fiscal year end. Compared with 50.1% a year ago, the company's funded debt-to-capital ratio was 48% at October 28, 2001, its lowest level since July 1997. During fiscal 2001, the company amended its credit facility to include terms that restrict the payment of cash dividends and share repurchases at this time, limit capital expenditures, increase the interest rate on its revolving credit facility from LIBOR plus 1.60% to LIBOR plus 4.00% and increase the letter of credit fees on IRBs from 1.10% to 4.00%. The amended credit facility lowered the amount of funds available under the facility from $88 million to $20 million. The company had outstanding borrowings of approximately $1 million under the facility at the end of the second quarter of fiscal 2002. The company was in compliance with its loan agreements as of October 28, 2001. Other than the credit facility, required principal payments under the respective loan agreements during the remainder of fiscal 2002 and during fiscal 2003 total $1.5 million and $2.2 million, respectively.